Exhibit 4.21

AMENDED AND RESTATED AGREEMENT ON

THE GRANTING OF ORDINARY LOANS

DATED 1 DECEMBER 2004

BETWEEN

EURO DISNEY S.C.A.

AND

EURO DISNEYLAND S.N.C.

as Borrowers

AND

LA CAISSE DES DÉPÔTS ET CONSIGNATIONS.

as Lender

LAW FIRM AT THE COURT OF PARIS

26, cours Albert 1er 75008 Paris Tel. +33 (0)1 40 75 60 00 Fax +33 (0)1 43 59 37 79

E-mail info@www.gide.com

BETWEEN THE UNDERSIGNED

1.                            EURO DISNEY S.C.A., a société en commandite par actions [French partnership] with a share capital of € 10,826,802.92, whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, entered in the Meaux Trade Register under number 334 173 887, represented by Mr. Jeffrey R. Speed, duly authorised for the purpose hereof, hereinafter the “Euro Disney S.C.A.”, and until completion of the Transfer, the “Operating Company”

2.                            EURO DISNEYLAND S.N.C., a société en nom collectif [general partnership] with a share capital of € 152,000, whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, entered in the Meaux Trade Register under number 350 141 818, represented by Mr. Dominique Le Bourhis, duly authorised for the purpose hereof, hereinafter the “Finance Company”

3.                            LA CAISSE DES DÉPÔTS ET CONSIGNATIONS, an établissement public à statut spécial  constituted pursuant to the law of 28 April 1816, codified under article L. 518-7 et seq. of the monetary and financial Code, whose main office is situated at 56, rue de Lille, 75007 Paris, represented by Mr. Jean-François de Caffarelli, duly authorised for the purpose hereof, hereinafter “CDC” or the “Lender”.

LIST OF ANNEXES

ANNEX I	Repayment and Interest Payment Schedules for Ordinary Loans

	•	Applicable schedule to Ordinary Loan to the Operating Company

	•	Applicable schedule to Ordinary Loan to Finance Company

	•	Applicable schedule to the POSNC1 Tranche

	•	Applicable schedule to the POSNC2 Tranche

	•	Applicable schedule to Ordinary Loan B to the Finance Company

WHEREAS:

(A)                     In accordance with the provisions of the agreement entitled “Agreement for the Creation and Operation of Euro Disneyland in France” entered into with the French Government on 24 March 1987 (the “Master Agreement”), the Borrowers were set up in order to implement and operate the “Euro Disneyland” project involving the construction of a theme park situated in Marne-la-Vallée (the “Disneyland Park”) and its peripheral development (the “Project”).

CDC agreed to grant to the Borrowers loans for the part financing of Phase IA of the Project. These loans include two ordinary loans for which the total principal amount as at 30 September 2004 was one hundred and twenty-seven million four hundred and fifty-six thousand five hundred and fifty-one euros and six cents (€127,456,551.06) (the “Ordinary Loans”), which are broken down as follows:

•                  an Ordinary Loan for which the total principal amount as at 30 September 2004, was forty million six hundred and four thousand six hundred and ninety eight euros and sixty three cents (€40,604,698.63), granted by CDC to the Operating Company under the terms of an Ordinary Loan Agreement dated 7 May 1992 as modified and amended (the “Ordinary Loan to the Operating Company”); and

•                  an Ordinary Loan for which the total principal amount as at 30 September 2004 was eighty-six million eight hundred and fifty-one thousand eight hundred and fifty-two euros and forty-three cents (€86,851,852.43), granted by CDC to the Operating Company under the terms of three Ordinary Loan Agreements dated 25 November 1989, 30 May 1990 and 19 November 1990, as modified and amended (the “Ordinary Loan to the Finance Company”).

The above amounts do not take into account the conversion of a proportion of the Participating Loans granted to the Finance Company (without changing the debtor) into Ordinary Loans in the total amount of €125,000,000 (one hundred and twenty-five million euros), as described in paragraph (C) of this introduction.

(B)                     The terms and conditions applicable to the Ordinary Loans were laid down in an agreement on the granting of ordinary loans dated 17 May 1989 (the “Agreement on the Granting of Ordinary Loans”) as amended by a supplemental agreement no. 1 dated 10 August 1994 and a supplemental agreement no. 2 dated 30 September 1999 (these amendments being referred hereinafter as the “Amendments”). At the same time the aforementioned supplemental agreement no. 1 was signed, a common agreement was entered into between the banks party to the Phase IA Loan Agreement, CDC, the partners of Euro Disneyland S.N.C. party to the Phase IA Partners Advances Agreement, the banks party to the Phase IB Loan Agreement, the partners of the Hotel SNCs and the lenders party to the Phase IB Advances Agreement on the one hand (the “Creditors”), CDC, BNP Paribas and Calyon as agents on the other hand and Euro Disney S.C.A., Euro Disneyland S.N.C. and other companies of the Euro Disney Group (the “Common Agreement”).

The various provisions of the Common Agreement include a certain number of Common Undertakings signed by Euro Disney S.C.A., Euro Disneyland S.N.C. and other companies of the Euro Disney Group vis-à-vis the Creditors. The Common Agreement dated 10 August 1994 has been amended and restated pursuant to the terms of an agreement dated today, to which Euro Disney Associés is also a party (the “Amended and Restated Common Agreement”).

(C)                     As a result of financial difficulties experienced by the Euro Disney Group, Euro Disney S.C.A, Euro Disneyland S.N.C., EDL Hôtels S.C.A, the Hotel SNCs, The Walt Disney Company, CDC along with the banks party to the Phase IA Loan Agreement, the banks party to the Phase IB Loan Agreement and the Phase IA Partners and the Phase IB Lenders, as represented by their respective agents BNP Paribas and Calyon, came together with a view to drawing up, on 8 June 2004, a memorandum of agreement for the purpose of agreeing on the necessary measures for restoring its financial balance the terms of which had been approved by the steering committee then amended pursuant to a letter dated 20 September 2004 addressed by Euro Disney S.C.A. to the Creditors, said memorandum as amended by the aforementioned letter having been agreed upon by all parties pursuant to a letter dated 30 September 2004 (the “Memorandum of Agreement”).

The main purpose of the Memorandum of Agreement, in relation to the Ordinary Loans, is:

(i)                                     to reschedule the repayments for the Ordinary Loans for which a new schedule based on a semi-annual or annual repayment, as the case may be, is given in Annex I attached hereto and to provide for a partial anticipated repayment of the principal due by the Operating Company under the Ordinary Loan to the Operating Company;

(ii)                                  to make provision for contractual provisions in connection with the servicing of the Ordinary Loans until the Realisation of Capital Increase Date;

(iii)                                  to convert the Participating Loan granted to the Finance Company (without changing the debtor) into an Ordinary Loan in a total amount of €125,000,000 (one hundred and twenty-five million euros), for which a new schedule is given in Annex I attached hereto;

(iv)                              to make provision for the transfer, by Euro Disney S.C.A. to Euro Disney Associés, of the Ordinary Loan to the Operating Company on the date of completion of the contribution agreed between Euro Disney S.C.A. and Euro Disney Associés (subject to the rules governing demergers and without entailing a squeeze out) for all or almost all of the assets and liabilities of Euro Disney S.C.A. to Euro Disney Associés under the contribution agreement entered into between Euro Disney S.C.A. and Euro Disney Associés on 30 September 2004, as amended on 8 November 2004 (the “Transfer”);

(v)                                 to make provision for CDC’s partial waiver of recourse against the Phase IA Partners of the Finance Company, under this agreement and the Ordinary Loans to the Finance Company;

(vi)                              to make provision for an increase in the interest rates applicable to the Ordinary Loans.

(D)                      As a consequence of the execution of the Memorandum Agreement and for the purpose of implementing it, the Agreement on the Granting of Ordinary Loans will have to be amended; in addition, the parties hereto wish to dispose of a version of the Agreement on the Granting of Ordinary Loans inclusive of the Amendments and that deletes from its text any historic provision that has become obsolete, that updates certain obsolete references, that clarifies the drafting of certain provisions, that reflects the consequences of the Transfer and that harmonizes certain terms of the Agreement on the Granting of Ordinary Loans with the rest of the documentation relating to the Project.

(E)                        The purpose of this agreement is to materially integrate the Agreement on the Granting of Ordinary Loans and the amendments set forth in paragraph (D) above and to restate the Agreement on the Granting of Ordinary Loans in all its provisions that have not been amended by this agreement.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS

ARTICLE 1.                                              DEFINITIONS

The words and expressions defined in this agreement will have the meaning given to it in this agreement.

“Agreement on the Granting of Ordinary Loans” has the meaning given to it in the introduction to this agreement.

“Agreement on the Granting of Participating Loans” means the agreement dated 17 May 1989, as amended by a supplemental agreement no. 1 on 10 August 1994 and by a supplemental agreement no. 2 on 30 September 1999 and as amended and restated pursuant to an agreement dated as of the date hereof, between the Borrowers and CDC, pursuant to which agreement CDC is making available to the Borrowers the participating loans (the “Participating Loans”).

“Amended and Restated Agreement on the Granting of Ordinary Loans” means this agreement.

“Amended and Restated Common Agreement” has the meaning given to it in the introduction to this agreement.

“Annex” means any annex to this agreement.

“Article” means any article of this agreement.

“Borrowers” means the Operating Company and the Finance Company and “Borrower” means any one of them.

“Cash Pledge” has the meaning given to it in Article 3.2.4.

“CDC Agreements” means the Amended and Restated Agreement on the Granting of Ordinary Loans and the Agreement on the Granting of Participating Loans.

“CDC Loans Agreements Second Park” means the loan agreements – tranches A, B, C and D – entered into on 30 September 1999 between the Operating Company and CDC, as amended and restated as of 1 December 2004, and the loan agreement with respect to Tranche E to be entered into on the Realisation of Capital Increase Date at the latest.

“CDC Sharing Agreement” means the agreement between CDC and the Phase IA Banks, as amended by supplemental agreement dated 10 August 1994, under the terms of which CDC and the Phase IA Banks agreed to share certain securities.

“Common Agreement” has the meaning given to it in the introduction to this agreement.

“Disneyland Park” has the meaning given to it in the introduction to this agreement.

“EURIBOR” means, in relation to any Interest Period under the Ordinary Loans, the euro interbank rate expressed in the form of an annual rate, as displayed on the TELERATE screen page 248 by the European Banking Federation, at around 11h00 (Brussels time) two (2) Target Days before the first day of said Interest Period (or, if this date of calculation is not a Working Day, the first Working Day which is at least two (2) Target Days before the first day of said Interest Period) on which interbank deposits in euro are offered between leading banks within the euro zone for a period of time equal to said Interest Period.

If this rate is not displayed on the TELERATE screen or at the EURIBOR page of Reuters, it will be replaced by a rate calculated by CDC, which equals the arithmetic average (rounded up, where necessary, to the next sixteenth of a percent) of the annual rates quoted at the request of CDC by the Reference Banks at around 15h00 (Brussels time) two (2) Target Days before the first day of the Interest Period in question (or if this date of calculation is not a Working Day, the first Working Day which is at least two (2) Target Days before the first day of this Interest Period) on which deposits in euro are offered by the Reference Banks to leading banks in the euro zone interbank market for a period of time equal to the Interest Period in question and starting on the first day of this Interest Period and for an amount comparable to the amount to be financed, it being specified that if a Reference Bank does not quote rates at the request of CDC, this rate will be determined by CDC under the conditions laid down in this paragraph on the basis of the rates quoted by at least two other Reference Banks. If no Reference Bank quotes rates at the request of CDC, or if just one Reference Bank does so, the interest rate to be applied for the Interest Period in question will be CDC’s cost of refinancing on the interbank market for the sums for which the EURIBOR is applied on the date at which such interest rate is determined.

“Euro Disney Associés” means Euro Disney Associés, société en commandite par actions [partnership limited] with a share capital of €109,997,848.20, whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, entered in the Meaux Trade Register under number 397 471 822, a company required to apply this Agreement on the Granting of Ordinary Loans, as it concerns the Operating Company, at the time of the Transfer. It is specified that until 30 September 2004, Euro Disney Associés existed under the form of a société en nom collectif [general partnership].

“Euro Disney Group” means Euro Disney S.C.A. and its present and future affiliates.

“Events of Default” has the meaning given to it in Article 10 (Events of Default).

“Financial Year” has the meaning given to it in the Common Undertakings.

“Financing Agreements” means the following agreements: Phase IA Loan Agreement, CDC Agreements, Phase IA Partners Advances Agreements, Phase IB Loan Agreement, Phase IB Advances Agreement.

“Hotel SNCs” means the following sociétés en nom collectif [general partnerships]: Hôtel New York Associés S.N.C., Newport Bay Club Associés S.N.C., Sequoia Lodge Associés S.N.C., Cheyenne Hôtel Associés S.N.C., Hôtel Santa Fe Associés S.N.C. and Centre de Divertissements Associés S.N.C.

 “Instalments” has the meaning given to in Article 3.2 (Payment of interest and repayment of principal).

“Interest Period” means, for the purposes of calculating the interest specified in Article 3.3. (Default interest), an interest period of three (3) months.

“Common Undertakings” means the covenants listed in Annex V of the Amended and Restated Common Agreement as amended by supplemental agreement, in connection with any authorisation or waiver granted in accordance with the Amended and Restated Common Agreement.

 “Loans” means the Participating Loans and Ordinary Loans collectively.

“Master Agreement” has the meaning given to it in the introduction to this agreement.

“Memorandum of Agreement” has the meaning given to it in the introduction to this agreement.

“New Revolving Credit Facility” has the meaning given to it in the Amended and Restated Common Agreement.

“Operating Company” means Euro Disney S.C.A. until completion of the Transfer subsequent to which the “Operating Company” shall mean Euro Disney Associés.

“Ordinary Loan Agreements” means the ordinary loan agreements entered into in accordance with the Agreement on the Granting of Ordinary Loans pursuant to the model set forth in Annex VI of the Agreement on the Granting of Ordinary Loans to which the Amendments have been made, namely:

(i)                           the ordinary loan agreement entered into on 7 May 1992 between the Operating Company and CDC bearing number 21 800115 01, as amended by supplemental agreement no. 1 dated 10 August 1994 and by supplemental agreement no. 2 dated 30 September 1999 (which attributed the number 21 800 115 02 to the ordinary loan agreement granted to the Operating Company) (the “Ordinary Loan to the Operating Company Agreement”);

(ii)                        the ordinary loan agreement entered into on 25 November 1989 between the Finance Company and CDC bearing number 21 800116 01, as amended by supplemental agreement no. 1 dated 10 August 1994 and by supplemental agreement no. 2 dated 30 September 1999;

(iii)                     the ordinary loan agreement entered into on 30 May 1990 between the Finance Company and CDC bearing number 21 800117 01, as amended by supplemental agreement no. 1 dated 10 August 1994 and by supplemental agreement no. 2 dated 30 September 1999; and

(iv)                    the ordinary loan agreement entered into on 19 November 1990 between the Finance Company and CDC bearing number 21 800118 01, as amended by supplemental agreement no. 1 dated 10 August 1994 and by supplemental agreement no. 2 dated 30 September 1999;

it being specified that the three ordinary loans mentioned in paragraphs (ii), (iii) and (iv) above were amalgamated, under the terms of supplemental agreement no. 2 dated 30 September 1999 to which reference is made in these paragraphs, into a single agreement henceforth bearing the number 21 800 641 01 (the “Ordinary Loan A to the Finance Company Agreement”);

and “Ordinary Loan Agreement” means either of these.

“Ordinary Loans” means the Ordinary Loan to the Finance Company and the Ordinary Loan to the Operating Company ; and “Ordinary Loan” means any one of them.

“Ordinary Loan to the Finance Company” means the Ordinary Loan A to the Finance Company and the Ordinary Loan B to the Finance Company.

“Ordinary Loan to the Operating Company” means the ordinary loan granted by the CDC to the Operating Company pursuant to the Agreement on the Granting of Ordinary Loans and the Ordinary Loan Agreement to the Operating Company, to be governed, pursuant to the stipulations of Article 12.9 (Suspensive effect – Entry into force), by the Amended and Restated Agreement on the Granting of Ordinary Loans, which principal amount was as of 30 September 2004, forty million six hundred and four thousand six hundred ninety eight euros and sixty-three cents (€ 40,604,698.63).

 “Ordinary Loan A to the Finance Company” means the ordinary loan granted by the CDC to the Operating Company pursuant to the Agreement on the Granting of Ordinary Loans and the Ordinary Loan A to the Finance Company Agreement, to be governed, pursuant to the stipulations of Article 12.9 (Suspensive effect – Entry into force), by the Amended and Restated Agreement on the Granting of Ordinary Loans, which principal amount was as of 30 September 2004, eighty six million eight hundred fifty-one thousand eight hundred fifty two euros and forty-three cents (€ 86,851,852.43).

“Ordinary Loan B to the Finance Company” means the ordinary loan granted by the CDC to the Finance Company, resulting from the conversion of the Participating Loan granted to the Finance Company, for a principal amount of one hundred twenty five million euros (€ 125,000,000), to be governed, pursuant to the stipulations of Article 12.9 (Suspensive effect – Entry into force), by the Amended and Restated Agreement on the Granting of Ordinary Loans.

“Participating Loans” means, collectively, the participating loans granted by CDC to the Borrowers under the Amended and Restated Agreement on the Granting of Participating Loans.

“Payment Date” means, for each Ordinary Loan, each date for the payment of an instalment plus related interest as set forth in the schedules attached hereto under Annex I ; it being however understood that if a Payment Date falls on a non-Working Day, the Payment Date will be deferred until the next Working Day.

“Phase IA” has the meaning given to it in the Amended and Restated Common Agreement.

“Phase IA Banks” means the banks and financial institutions party to the Phase IA Loan Agreement.

“Phase IA Loan Agreement” means the multi-currency credit facility agreement dated 5 September 1989 which operates by drawings or the issuance of letters of credit between the Operating Company, the Finance Company and the Phase IA Banks, as amended and restated as of 1 December 2004.

“Phase IA Partners” means the shareholders of the Finance Company party to the Phase IA Partners Advances Agreement.

“Phase IA Partners Advances Agreement” means the partners advances agreement dated 26 April 1989 between the Finance Company and its partners, as amended and restated as of 1 December 2004.

“Phase IB Advances Agreement” means the agreement dated 26 April 1991 between EDL Hôtels S.C.A., the Hotel SNCs, their partners as well as banks and financial institutions, as amended and restated as of 1 December 2004.

“Phase IB Banks” means the banks and financial institutions party to the Phase IB Loan Agreement.

“Phase IB Loan Agreement” means the credit facility agreement dated 25 March 1991 between EDL Hôtels S.C.A., the Hotel SNCs and banks and financial institutions, as amended and restated as of 1 December 2004.

“Phase IB Lenders” means the lenders party to the Phase IB Advances Agreement.

“POSNC1 Tranche” means the tranche of the Ordinary Loan A to the Finance Company for which the principal amount as at 30 September 2004 was forty-three million four hundred and twenty-five thousand nine hundred and twenty-six euros and twenty one cents (€43,425,926.21), i.e. half of the Ordinary Loan A to the Finance Company by virtue of which CDC will continue to enjoy recourse against the Phase IA Partners of the Finance Company.

“POSNC2 Tranche” means the tranche of the Ordinary Loan to the Finance Company for which the principal amount as at 30 September 2004 was forty-three million four hundred and twenty-five thousand nine hundred and twenty-six euros and twenty two cents (€43,425,926.22), constituting half of the Ordinary Loan A to the Finance Company by virtue of which CDC will no longer enjoy recourse against the Phase IA Partners of the Finance Company, in accordance with Article 6 (Waiver of recourse).

“Priority Agreement” has the meaning given to it in Article 9.1.

“Project” has the meaning given to it in the introduction to this agreement.

“Realisation of Capital Increase” means the increase in the share capital of Euro Disney S.C.A. the gross proceeds of which must equal at least to two hundred and fifty million euros (€250,000,000), i.e. the issue, subscription and payment in full of the issue price of the corresponding new shares.

“Realisation of Capital Increase Date” means the date at which the Realisation of Capital Increase will be completed which date shall occur at the latest on 31 March 2005.

“Reference Bank” means the main branches in Paris of Deutsche Bank AG, BNP Paribas, Calyon and Société Générale.

“Restored Amount” has the meaning given to it in Article 10.2 (Consequences of Events of Default).

“Revolving Credit Facility” has the meaning given to it in the Amended and Restated Common Agreement.

“Security Deposit” means (i) sums paid in as deposit by the Operating Company to the Phase IA Banks agent, namely BNP Paribas, and charged as cash pledge (gage espèce) to the benefit of Phase IA Banks and the CDC to secure all sums owed and due under the Phase IA Loan Agreement and of the Agreement on the Granting of Ordinary Loans and (ii) sums paid in as deposit by EDL Hotels SCA to the Phase IB Loan Agreement agent, namely Calyon, and charged as cash pledge (gage espèce) to the benefit of the banks, financial institutions and lenders parties to the Phase IB Loan Agreement and to the Phase IB Advances Agreement to secure all sums owed to them under the Phase IB Loan Agreement and Phase IB Advances Agreement.

“Target Day” means a day when the TARGET system (Trans-European Automated Real-Time Gross Settlement Express Transfer System) is open.

“Transfer” has the meaning given to it in the introduction to this agreement.

“Working Day” means any whole day (other than a Saturday or a Sunday) when banks are open for ordinary business in Paris.

The terms defined in the Master Agreement which are used, but not defined, in this agreement have the meaning given to them in the Master Agreement.

ARTICLE 2.                                              TOTAL MAXIMUM PRINCIPAL AMOUNT

2.1                                        Ordinary Loan to the Operating Company

The principal amount of the Ordinary Loan to the Operating Company was, as at 30 September 2004, forty million six hundred and four thousand six hundred and ninety-eight euros and sixty-three cents (€40,604,698.63).

After repayment of an amount of two hundred and three thousand twenty three euros and forty nine cents (€203,023.49) owed by the Operating Company under the Ordinary Loan to the Operating Company on 2 November 2004 and mentioned in Article 3.4 hereunder, the principal amount of the Ordinary Loan to the Operating Company was forty million four hundred and one thousand six hundred and seventy-five euros and fourteen cents (€40,401,675.14).

After prepayment mentioned in Article 4.1.2. to be made on the Realisation of Capital Increase Date, the amount of the Ordinary Loan to the Operating Company shall be thirty million six hundred and four thousand six hundred and ninety eight euros and sixty three cents (€30,604,698.63).

2.2                                        Ordinary Loan to the Finance Company

It is reminded that the principal amount of the Ordinary Loan to the Finance Company was as at 30 September 2004 eighty-six million eight hundred and fifty-one thousand eight hundred and fifty-two euros and forty three cents (€86,851,852.43), and constituted exclusively by the Ordinary Loan A to the Finance Company.

The principal amount of the Ordinary Loan to the Finance Company shall be at the Realisation of Capital Increase Date  (after partial conversion of the Participating Loan to the Finance Company into an Ordinary Loan for an amount equal to one hundred and twenty-five million euros (€125,000,000), with retroactive effect as of 1 October 2004) two hundred and eleven million eight hundred and fifty-one thousand eight hundred and fifty-two euros and forty-three cents (€211,851,852.43), and shall be constituted by :

(i)                           the Ordinary Loan A to the Finance Company which the principal amount as at 30 September 2004, was eighty-six million eight hundred and fifty-one thousand eight hundred and fifty-two euros and forty-three cents (€86,851,852.43) ; and

(ii)                        the Ordinary Loan B to the Finance Company which the principal amount as at the Realisation of Capital Increase Date with retroactive effect as of 1 October 2004 , one hundred and twenty-five million euros (€125,000,000).

It is further specified that the Ordinary Loan A to the Finance Company will be broken down on the Realisation of Capital Increase Date with retroactive effect as of 1 October 2004 into two tranches, namely:

(i)                          a POSNC1 Tranche which, on this date, will have a principal amount forty-three million four hundred and twenty-five thousand nine hundred and twenty-six euros and twenty one cents (€43,425,926.21); and

(ii)                       a POSNC2 Tranche which, on this date, will have a principal amount of forty-three million four hundred and twenty-five thousand nine hundred and twenty-six euros and twenty two cents (€43,425,926.22).

ARTICLE 3.                                              PAYMENT OF INTEREST – REPAYMENT OF PRINCIPAL

3.1                                        Interest

Each Ordinary Loan will bear interest on the principal amount remaining outstanding, until the date on which it has been repaid in full, at an interest rate calculated as described in the tables given in Annex I.

Interest will be calculated on the exact number of days based on a year of 365 or 366 days, as the case may be.

3.2                                        Payment of interest and repayment of principal

3.2.1                              Subject to Article 3.4 (Transitory Period), the principal will be repaid on each Payment Date for each of the corresponding Ordinary Loans.

The total principal amount that will be due and repayable for each of the Ordinary Loans on each of the Payment Dates (an “Instalment”) will be equal to the amount shown on the relevant date in the relevant repayment schedule shown in Annex I to this agreement. Provided that this agreement comes into effect in accordance with the provisions of Article 12.8 (Suspensive effect – Entry into force) below, the first Instalment applicable to the Ordinary Loan to the Operating Company will be due and payable on 30 April 2005, and the first Instalment applicable to the Ordinary Loan to the Finance Company will be due and payable on 2 May 2005.

3.2.2.                           Interest on the total principal amount not yet repaid for each Ordinary Loan will be paid for each Ordinary Loan by each Borrower concerned, on each of the Payment Dates.

Interest under each Instalment will be calculated on the exact number of days during the Instalment concerned based on a 365-day year or 366-day year, as the case may be.

3.3                                        Default interest

If any amount payable to CDC by virtue of this Amended and Restated Agreement on the Granting of Ordinary Loans is not paid on its due date, interest will accrue on a daily basis on this unpaid amount from the above due date to the date on which this amount is actually paid, at the three (3) month EURIBOR rate, plus three per cent (3%) per annum. This rate may never be lower than 5.15% per annum nor higher than 7.85% per annum and will not prejudice CDC’s right to make use of the acceleration of maturity as stipulated in Article 10 (Events of Default) below.

3.4                                        Transitory Period

3.4.1                    Subject to Articles 3.4.2 to 3.4.4. it has been agreed that for the period starting as of the signature date of this agreement and ending on the Realisation of Capital Increase Date the amounts due with respect to the Ordinary Loans will be serviced pursuant to the terms of the Agreement on the Granting of the Ordinary Loans.

3.4.2                    It is reminded that the Operating Company has paid to the CDC the principal amount of the instalment of principal due on 30 October 2004 under the Ordinary Loan to the Operating Company, with the accrued interest on the Security Deposits until 30 October 2004.

3.4.3                    It has been agreed that the principal amount due under the Ordinary Loan to the Finance Company on 2 November 2004 by the Finance Company would not be paid to the CDC on this date. The Operating Company acting as guarantor (caution réelle) for the Finance Company, pledged a sum corresponding to the aforementioned maturity, by way of cash pledge (gage espèce), to the benefit of the CDC (this Cash Pledge being subject to the terms and conditions of a cash pledge agreement entered into by the Operating Company and the CDC, on the 29 October 2004) (the “Cash Pledge”). It has been agreed (i) that in case of Realisation of Capital Increase, the Cash Pledge would be returned to the Operating Company, the principal amount due being then postponed, as it results from the relevant repayment schedules shown in Annex I, it being specified that CDC will release the Cash Pledge on the Realisation of Capital Increase Date, and (ii) in case of non Realisation of Capital Increase, the CDC will be entitled to retain for good the amount of the Cash Pledge and to allocate it to the repayment of the principal amount due on 2 November 2004.

3.4.4                    It has been agreed that interest mark up (as specified in the Memorandum of Agreement) for the period running from 1 October 2004 to the repayment dates of the Ordinary Loans in 2004, vis-à-vis the paid amounts at such repayment dates pursuant to Article 3.4.1 above, i.e., with respect to the Operating Company, for an amount equal to four thousand five hundred and five euros and ten cents (€ 4,505.10), and, with respect to the Finance Company, for an amount equal to seventy two thousand three hundred seventy nine euros and thirty two cents (€ 72,379.32) will be paid the fifth Working Day following the Realisation of Capital Increase Date.

ARTICLE 4.                                              PREPAYMENT

4.1                                        Prepayment at the option of the Borrowers

4.1.1                              Each of the Borrowers may prepay all or part of the Ordinary Loans by giving CDC a minimum written notice of thirty (30) days. Subject to the stipulations of Article 10.3 (Prepayment at the option of the Finance Company), any prepayment of Ordinary Loans at the option of a Borrower will automatically entail the simultaneous repayment by that Borrower of an amount of Participating Loans so that, for each Borrower, the ratio between Participating Loans and Ordinary Loans outstanding at any given day is always equal to 53.39 / 46.61.

Any prepayment of a principal amount at the option of a Borrower must be accompanied by the payment of the interest accrued on the principal amount repaid up to the value date of this prepayment. This interest will be calculated on the basis of a 365-day year or a 366-day year, as the case may be.

4.1.2                              It is already agreed that on the Share Capital Increase Date, the Operating Company will make a partial prepayment of the principal remaining due under the Ordinary Loan to the Operating Company, in the total amount of ten million euros (€10,000,000) (less all principal amount repaid by the Operating Company as from 1 October 2004 until the Share Capital Increase Date and that only in case of Realisation of the Capital Increase), together with interest payment in relation thereto, and along with a penalty calculated in accordance with the stipulations of Article 4.4 (Penalty for prepayment at the option of the Borrowers) below. It is specified that the relevant repayment schedule shown in Annex I  takes this prepayment into account.

4.2                                        Adjustment of payments and repayments following a prepayment at the option of the Borrowers

The principal amount of any partial prepayment will be charged against the principal amount owed on the Payment Dates, starting with the earliest Payment Date. CDC will send to the Borrower concerned one or several new repayment schedules for the Ordinary Loan in question, which will replace the repayment schedule set forth in Annex I.

4.3                                        Any repayment, whether early or not, of any principal amount made by the Borrowers under this Amended and Restated Agreement on the Granting of Ordinary Loans will be final and the Borrowers will not be able to reborrow, under this agreement, the amounts thus repaid.

4.4                                        Penalty for prepayment at the option of the Borrowers

If either Borrower opts to prepay one of the Ordinary Loans in accordance with the stipulations given in Article 4.1 (Prepayment at the option of the Borrowers) above, that Borrower will pay CDC an prepayment penalty equal to an amount corresponding to ninety (90) days of interest at a rate of 5.15% per annum on the principal amount prepaid, it being nevertheless agreed that if the Finance Company opts for prepayment of the POSNC2 Tranche, the Finance Company will pay CDC a prepayment penalty equal to an amount corresponding to ninety (90) days of interest at a rate of 6.15% per annum on the principal amount of the POSNC2 Tranche prepaid. This interest will be calculated on the basis of ninety (90) days in a year of 365 or 366 days, as the case may be.

This penalty will be payable on the prepayment date concerned.

ARTICLE 5.                                              BORROWERS – SEPARATE OBLIGATIONS

The rights and obligations of each of the Borrowers under this agreement are separate and not joint.

ARTICLE 6.                                              WAIVER OF RECOURSE

As from 1 October 2004, and subject to the Realisation of Capital Increase, CDC agrees to waive any recourse against any of the Finance Company’s Phase IA Partners, but solely on the basis of the Finance Company’s failure to fulfil any one of its payment obligations under to the Ordinary Loan B to the Finance Company or the POSNC2 Tranche.

ARTICLE 7.                                              REPRESENTATIONS AND WARRANTIES

Each Borrower, acting separately and not jointly and severally, warrants and represents to the CDC, each as far as it is concerned, that, on the date of this agreement:

7.1                                        It is a properly constituted company existing legitimately under French law, it has the capacity to perform its activities as it does now, to enter into this agreement and to fulfil its obligations arising herefrom;

7.2                                        Its Manager has been duly authorised to sign this agreement by its competent management bodies;

7.3                                        The signing of this agreement and the fulfilment of the obligations arising herefrom do not contravene any significant provision of its articles of association nor any significant clause of any agreement or undertaking to which it is party or by which it is bound nor violate the laws or regulations applicable to it in such a way as to bring about the nullity of its covenants under this agreement;

7.4                                        This agreement is and will remain a legal, valid and binding covenant for the Borrower concerned, in accordance with the terms thereof;

7.5                                        No authorisation is required from any public authority for the transfer and repayment of the principal, the payment of interest and other costs inherent to this agreement; and

7.6                                        No legal proceedings are in progress or, to the knowledge of the Borrower concerned, about to be brought which might prevent or prohibit the signing or performance of this agreement or which might affect its legal capacity to assume its obligations under this agreement.

ARTICLE 8.                                              COVENANTS

8.1                                        Positive covenants

Until all amounts owed under this agreement are paid in full, the Borrowers undertake the following covenants:

(a)          the Borrowers must notify CDC of any significant change in their corporate structure or operation, such as, in particular, a change of management or a change in the amount or distribution of the share capital. The Operating Company will only however be required to inform CDC of changes in the distribution of its capital if CDC makes an explicit request and the changes involved are significant;

(b)         the Borrowers agree to observe and fulfil all of the obligations contracted under the terms of the Amended and Restated Common Agreement and the Common Undertakings;

(c)          the Borrowers will, on a yearly basis, submit their balance sheets, income statements and annexes to CDC within fifteen (15) days of these being approved by their shareholders or partners, as applicable; and

(d)         the Borrowers shall provide CDC with any document, agreement or information that they have to submit to Phase IA Banks or Phase IB Banks, the Phase IA Partners or Phase IB Lenders, or any of their agents, under the conditions precedent to the coming into effect of the amended and restated versions of the Phase IA Loan Agreement, of the Phase IB Loan Agreement, of the Phase IA Advances Agreement and of Phase IB Advances Agreement and in the same forms required by the aforementioned agreements.

8.2                                        Negative covenants

Until all amounts owed under this agreement are paid in full, the Borrowers covenant not to merge with another entity without the prior approval of CDC. Such approval cannot be refused if:

(i)                          the entity resulting from this merger takes over the full debt contracted or due to be contracted by virtue of this agreement by the Borrower concerned; and

(ii)                       immediately after the completion of the merger, there is no Event of Default; and

(iii)                    the entity resulting from the merger observes the terms of Article 8 of the Master Agreement;

it being however specified that CDC authorises the Operating Company to make the Transfer.

ARTICLE 9.                                              SECURITIES GRANTED UNDER THE ORDINARY LOANS

9.1                                        Securities and guarantees under Ordinary Loan A to the Finance Company and the Ordinary Loan to the Operating Company

It is reminded that by way of security and guarantee for the payment and repayment of all sums owed by the Borrowers as principal, interest and additional charges under the Ordinary Loan A to the Finance Company and the Ordinary Loan to the Operating Company, the Operating Company granted CDC, under the terms of public instrument dated 21 November 1989 amended by public instruments dated 4 December 1992 and 19 February 1993, a first mortgage on the land on which the Park Disneyland (previously called “Magic Kingdom”) was built and the adjacent campsite, such mortgage having been extended until 1 November 2025.

It is specified that this mortgage has the same priority as the mortgage granted by the Operating Company under the Phase IA Loan Agreement to the Phase IA Banks.

It is further reminded that by way of security and guarantee for the payment and repayment of all sums owed to CDC as principal, interest and additional charges under the Ordinary Loan A to the Finance Company and the Ordinary Loan to the Operating Company, the Borrowers granted the following securities and guarantees:

(A)                                      a pledge to the benefit of CDC and the Phase IA Banks on the balance of the accounts called “Loan Accounts” in the Phase IA Loan Agreement;

(B)                                        a pledge of financial instruments account and a cash pledge to the benefit of CDC and the Phase IA Banks, which include the financial instruments or the securities resulting from transactions called “Authorised Investments” in the Phase IA Loan Agreement and performed using funds from the Loan Accounts ;

(C)                                        a delegation to CDC and the Phase IA Banks:

(i)                           regarding insurance companies under policies entered into by the Borrowers in accordance with the stipulations of the Phase IA Loan Agreement;

(ii)                         regarding issuers of advance payment guarantees and performance bonds issued to the Borrowers under the completion of Phase IA, unless, despite the requests made by the Borrowers in this regard, these issuers have refused to accept such a delegation.

It is reminded that the securities and guarantees referred to in this Article 9.1 are subject to the stipulations of the Master Agreement with CDC and of the priority agreement dated 30 October 1989 between PNB Paribas acting in its capacity as agent to the Phase IA Banks and CDC, as amended by supplemental agreements dated as of 10 August 1994 and 1 December 2004 (the “Priority Agreement”).

The conditions under which the Phase IA Banks and CDC may enforce the securities and guarantees which they enjoy or will enjoy in accordance with the terms of this Article 9.1 and the Phase IA Loan Agreement, as well as the extent of these securities and guarantees and the conditions under which any proceeds from the enforcement of these are distributed, are set in the Priority Agreement and in the Agreement with CDC, as well as in the various contracts or deeds relating to the granting of these securities and guarantees.

The Borrowers covenant to do the necessary, at their own expenses, so that CDC continues to benefit from all the securities and guaranties that have been granted to CDC by the Borrowers in guaranty of the Ordinary Loan A to the Finance Company and the Ordinary Loan to the Operating Company, as amended pursuant to this agreement.

9.2                                        Security under Ordinary Loan B to the Finance Company

By way of security and guarantee for the payment and repayment of all sums owed by the Finance Company as principal, interest and additional charges under the Ordinary Loan B to the Finance Company, the Operating Company and/or the Finance Company agrees to grant CDC a second mortgage on the assets mortgaged in compliance with Article 9.1 above.

9.3                                        Additional securities

If the Borrowers grant the Phase IA Banks additional securities or guarantees in relation to those referred to in Article 3 of the Phase IA Loan Agreement, the Borrowers agree to grant CDC the benefit of the same securities and guarantees under the Ordinary Loans, and with the same priority, pursuant to the terms of the CDC Agreements.

ARTICLE 10.                                       EVENTS OF DEFAULT

10.1                                 Definition of Events of Default

The occurrence of any of the following events will constitute an event of default (“Event of Default”) against the Borrowers:

(A)                                      any principal amount owed to CDC under the Ordinary Loans is unpaid on its due date and remains unpaid for five (5) Working Days after a notification has been sent to this effect by CDC to the Borrower concerned;

(B)                                        one of the covenants made by either of the Borrowers in Article 8 (Covenants) of this agreement is not observed and the Borrower concerned has not remedied nor is about to remedy this default within thirty (30) days of the notification sent to that Borrower requesting that the default be remedied (except, as concerns the aforementioned 30-day period of a default due to the violation of the covenants under the ratios set forth in article 2 of the Common Undertakings);

(C)                                        one of the essential representations or warranties made or given under this agreement is not observed or proves to be incorrect;

(D)                                       any non-subordinated debt resulting from a loan of sums of money totalling more than one million five hundred and twenty-four thousand four hundred and ninety euros (€1,524,490 €) in relation to the Finance Company, or totalling more than seven million six hundred and twenty-two thousand four hundred and fifty euros (€7,622,450) in relation to the Operating Company, is declared due and payable in advance as a result of the existence of a breach on the part of the Finance Company or the Operating Company, as applicable;

(E)                                         either Borrower requests the appointment of a conciliator or is the subject of judgment declaring its judicial liquidation;

(F)                                         a final judgment not subject to appeal is delivered against one of the Borrowers ordering the latter to pay a sum greater than thirty million four hundred and eighty-nine thousand eight hundred and three euros (€30,489,803), in relation to the Finance Company, or greater than seventy-six million two hundred and twenty-four thousand five hundred and eight euros (€76,224,508), in relation to the Operating Company, and the Borrower concerned does not make the payment within thirty (30) days;

(G)                                        voluntary withdrawal from the operation of Disneyland Park for a period greater than six (6) months.

10.2                                 Consequences of Events of Default

If an Event of Default occurs, CDC may declare the total outstanding amount of the Ordinary Loans granted to be immediately payable, fifteen (15) days after notification regarding an Event of Default has been sent to the Borrower concerned, except in the case of a violation of the ratios set out in article 2 of the Common Undertakings for the Financial Year N, it being specified that in such case, CDC will not have the right to notify the accelerated maturity of the Ordinary Loans before 30 January of the Financial Year N+1 or, in case of a change in the accounting principles and rules, before 28 February of Financial Year N+1, provided that such violation is remedied in the following conditions and time limits:

Euro Disney Associés may restore, as applicable, the amount of DSCR or Forecast DSCR (as such terms are defined in the Common Undertakings) through either (i) a transfer of new liquidities under the form of equity capital or Subordinated Debt (as such terms are defined in the Common Undertakings) of Euro Disney Associés or (ii) a discharge of receivables (inclusive or not of a “return to better fortunes” clause) or the carry forward of payments that may, in both cases, give rise to a payment only after the date at which all amounts owed (in principal or interest) under the CDC Loans Agreements Second Park and the CD Long Term Subordinated Debt Agreement (as such terms are defined in the Amended and Restated Common Agreement) have been paid in full and will be the subject of a subordination agreement to be entered into with CDC (the “Restored Amount”).

The Restored Amount (to be added to the numerator pursuant to the calculation of the DSCR and the Forecast DSCR) will be equal to the higher of:

(i)                                             the Restored Amount having for effect to restore the DSCR; and

(ii)                                          the Restored Amount having the effect to restore the Forecast DSCR.

The Euro Disney Associés’s cash (trésorerie) will have to have entirely benefited from the Restored Amount by 30 January of the Financial Year N+1 at the latest, or in case of a change in accounting principles and rules, by 28 February of the Financial Year N+1 at the latest.

However, this option cannot be exercised during the period of consultation with the creditors of the Borrowers and, in particular, with CDC on the authorisations to be given by them to the Borrowers under the conditions set forth in Article 3 (Authorisations relating to Common Undertakings) of the Amended and Restated Common Agreement.

10.3                                 Prepayment at the option of the Finance Company

If:

(i)                                             CDC does not, in accordance with the stipulations of Article 10.2 (Consequences of Events of Default), declare the total outstanding amount of the Ordinary Loans granted to be immediately due and payable despite being fully entitled to do so and despite the fact that the Phase IA Banks have declared the accelerated payment of all sums owed by the Borrowers under the Phase IA Loan Agreement; or

(ii)                                          the Finance Company fails to pay the interest due on the Ordinary Loans which have been granted to it, in an amount equal to or greater than twenty-two million eight hundred thousand euros (€22,800,000) for more than ninety days after the due date of this amount and CDC makes no demand for payment to the Finance Company within eight (8) calendar days after formal notice given by the Finance Company;

the Finance Company may, in accordance with the provisions of Article 4.1 (Prepayment at the option of the Borrowers), but without notice, prepay or arrange for the prepayment of all of the Ordinary Loans which have been granted to it hereunder, in which case, in the second scenario, CDC undertakes to hand over, where applicable, to the third party payer a receipt for the sums actually paid by that third party.

Notwithstanding the stipulations of Article 4.1 (Prepayment at the option of the Borrowers) of the Agreement on the Granting of Participating Loans, any prepayment of the Ordinary Loans by the Finance Company, in accordance with the stipulations of this Article 10.3 (Prepayment at the option of the Finance Company), will not entail the prepayment of a correlative amount of Participating Loans.

ARTICLE 11.                                       CONFIDENTIALITY

11.1                                 CDC must regard as confidential, and therefore not disclose in any way to third parties other than their consultants or Government officials, any data, information or reports that have been submitted under this agreement by either Borrower, by any entity directly or indirectly affiliated to either Borrower or by one of the agents, representatives or consultants or the Borrowers. CDC cannot disclose to third parties any of these data, information or reports without the prior written agreement of the Operating Company, which may refuse to give such agreement at their discretion except where:

(i)         such data or information or report has become public other than by virtue of a violation by CDC, of the stipulations of this Article;

(ii)        such disclosure is imposed by the law;

(iii)       such disclosure is required by a court having jurisdiction;

(iv)      such disclosure is explicitly authorised by virtue of any provision of this agreement.

11.2                                 CDC must take all necessary measures to ensure that confidential data and information submitted to it under this agreement by the Borrowers, data and information which must be brought to the attention of its employees, will only be disclosed for the sole purposes of facilitating the management of this agreement and, in all cases, on condition that such data or information are regarded as strictly confidential by those employees except for the purposes of managing this agreement.

11.3                                 The provisions of this Article will be binding on CDC after the date on which all sums owed by the Borrowers to CDC under the Ordinary Loans have been paid and repaid.

ARTICLE 12.                                       MISCELLANEOUS

12.1                                 Applicable law – Election of jurisdiction

This agreement will be governed by French law and construed in accordance therewith.

Any dispute arising from this agreement or its interpretation will be subject to the exclusive jurisdiction of the competent courts situated within the area of jurisdiction of the Paris Court of Appeal.

12.2                                 Expenses

The Borrowers agree to pay the reasonable expenses incurred by CDC in preparing this agreement or any supplemental agreement hereto.

12.3                                 Cumulative rights and non-waiver

Any right arising for CDC under this agreement or any document submitted by virtue of this agreement or on the occasion thereof, or belonging to it in accordance with the law, may be exercised at any time regardless of the other rights belonging to it. Should CDC not exercise any right belonging to it or to exercise such right tardily, this fact will not constitute a waiver on its part of its entitlement to enjoy that right. Likewise, the total or partial exercise by CDC of a right pertaining to it will not prevent it from exercising this right or another right at a later date.

12.4                                 Notifications

Any communication, request or notification to be made in accordance with the Master Agreement or this agreement will be written or made in French and will be regarded as valid if it is submitted in writing or sent by telex or fax to the party at the addresses indicated below. Communications, requests or notifications made in accordance with the stipulations of this Article will be sent:

•                  to the Operating Company at:

EURO DISNEY S.C.A. or after completion of the Transfer,

EURO DISNEY ASSOCIES S.C.A.:

Immeubles Administratifs

Route Nationale 34

77700 Chessy

Attn.: Direction Financements et Achats

Fax: 01 64 74 56 36.

•                  to the Finance Company at:

EURO DISNEYLAND S.N.C.

Immeubles Administratifs

Route Nationale 34

77700 Chessy

Attn.: Direction Financement et Achats

Fax: 01 64 74 56 36.

•                  to CDC at:

LA CAISSE DES DÉPÔTS ET CONSIGNATIONS

Direction des Fonds d’Épargne

72, avenue Pierre Mendès France

75914 Paris Cedex 13

Attn.: Direction Financière

Fax: 01 58 50 07 48

Any amendment to the above details will only be opposable after notification.

12.5                                 Severability

Even if any of the provisions of this agreement are held to be null and void or unenforceable in accordance with the applicable law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected.

12.6                                 Binding effect

This agreement will be binding on and will inure to the benefit of the Operating Company, the Finance Company and CDC, as well as their respective successors or assignees.

12.7                                 Transfer of rights

12.7.1                       The Borrowers may not transfer any of their rights or obligations hereunder without having obtained the prior written agreement of CDC, it being however specified that in accordance with the Transfer, CDC authorises Euro Disney S.C.A to transfer its rights and obligations arising from this agreement to Euro Disney Associés.

If the Transfer is made, the Borrowers and CDC agree to sign any supplemental agreement to this agreement and to any related document which proved to be necessary or desirable in order to record Euro Disney Associés’s takeover of all the covenants of the Euro Disney S.C.A specified hereunder and under any related document. The Borrowers guarantee the observance of this covenant by Euro Disney Associés.

12.7.2                       CDC shall not transfer any of its rights or obligations pursuant to this agreement without the prior written consent of all Borrowers.

12.8                                 Absence of Novation

This agreement shall not operate novation of the debt resulting from the Ordinary Loans which Ordinary Loans terms shall remain unchanged (subject to the amendments brought to the terms of this agreement) notwithstanding the conversion of the Participating Loans into Ordinary Loans or the creation of new tranches. This agreement has been entered into in view of setting forth in a sole agreement, the Agreement on the Granting of Participating Loans as modified by the Amendments or any necessary change made pursuant to paragraph (D) of the introduction of this agreement.

12.9                                 Suspensive effect – Entry into force

Except for the stipulations of Articles 3.4 (Transitory Period), this agreement is drawn up under the condition precedent that the Transfer and Realisation of Capital Increase be completed by no later than 31 March 2005. If this condition precedent is fulfilled, the provisions of this agreement will take effect on 1 October 2004. The parties to this agreement acknowledge that all the conditions applicable both to the Ordinary Loan to the Operating Company and the Ordinary Loan to the Finance Company are laid down and determined under the terms of this agreement. Consequently, each party to this agreement acknowledges and accepts that, as soon as the condition precedent specified above has been fulfilled, the Ordinary Loan Agreements shall be exclusively governed by the Amended and Restated Agreement on the Granting of Ordinary Loans and the Amended and Restated Common Agreement.

It is stipulated that if the Transfer and Realisation of Capital Increase are not completed by 31 March 2005 at the latest, the Ordinary Loans will continue to be governed, in particular, by the provisions of the Agreement on the Granting of Ordinary Loans, and the Common Agreement. In this eventuality, the provisions of this agreement will then be regarded as null and void and ineffective.

In addition, it is being agreed that:

(i)                                             in the absence of the Realisation of the Capital Increase, the term of the waiver set out in the waiver request addressed by Euro Disney S.C.A. to CDC as of 17 October 2003 and in the Memorandum of Agreement will be extended until 31 March 2005 or, in case of a collective bargaining pursuant to paragraph (a) of article 7.7 of the Memorandum of Agreement, until the termination of certain stipulations pursuant to said article.

(ii)                                          in case of Realisation of the Capital Increase, CDC will not be entitled to claim any Event of Default set out in paragraph (i) above, in any given capacity.

12.10                          Global Effective Rate

12.10.1                In order to meet the requirements of Articles L. 313–1 and L. 313–2 of the French Consumer Code and for this purpose alone, CDC declares, by way of example, to the Finance Company, which accepts, that the global effective rate applicable to the Ordinary Loan to the Finance Company, on the basis of a year comprising three hundred and sixty-five (365) days, will be:

5.60 % per annum,

This global effective rate has been calculated on the basis of:

•                  A rate of 5.15 % per annum; and

•                  An Ordinary Loan to the Finance Company for a principal amount of two hundred and eleven million eight hundred and fifty-one thousand eight hundred and fifty-two euros and forty-three cents (€211,851,852.43), drawn and used in its entirety on the above signing date.

12.10.2                In order to meet the requirements of Articles L. 313–1 and L. 313–2 of the French Consumer Code and for this purpose alone, CDC declares, by way of example, to the Finance Company, which accepts, that the global effective rate applicable to the Ordinary Loan B to the Finance Company, on the basis of a year comprising three hundred and sixty-five (365) days, will be:

5.38 % per annum,

This global effective rate has been calculated on the basis of:

•                  A rate of 5.15 % per annum; and

•                  An Ordinary Loan B to the Finance Company for a principal amount of one hundred and twenty-five million euros (€125,000,000), drawn and used in its entirety on the date of signing of this agreement.

12.10.3                In order to meet the requirements of Articles L. 313–1 and L. 313–2 of the French Consumer Code and for this purpose alone, CDC declares, by way of example, to the Finance Company, which accepts, that the global effective rate applicable to the POSNC1 Tranche, on the basis of a year comprising three hundred and sixty-five (365) days, will be:

5.38 % per annum,

This global effective rate has been calculated on the basis of:

•                  A rate of 5.15 % per annum; and

•                  A POSNC1 Tranche for a principal amount of forty-three million four hundred and twenty-five thousand nine hundred and twenty-six euros and twenty one cents (€43,425,926.21), drawn and used in its entirety on the date of signing of this agreement.

12.10.4                In order to meet the requirements of Articles L. 313–1 and L. 313–2 of the French Consumer Code and for this purpose alone, CDC declares, by way of example, to the Finance Company, which accepts, that the global effective rate applicable to the POSNC2 Tranche, on the basis of a year comprising three hundred and sixty-five (365) days, will be:

6.32 % per annum,

This global effective rate has been calculated on the basis of:

•                  A rate of 6.15 % per annum; and

•                  A POSNC2 Tranche for a principal amount of forty-three million four hundred and twenty-five thousand nine hundred and twenty-six euros and twenty two cents (€43,425,926.22), drawn and used in its entirety on the date of signing of this agreement.

12.10.5                In order to meet the requirements of Articles L. 313–1 and L. 313–2 of the French Consumer Code and for this purpose alone, CDC declares, by way of example, to the Operating Company, which accepts, that the global effective rate applicable to the Ordinary Loan to the Operating Company, on the basis of a year comprising three hundred and sixty-five (365) days, will be:

5.39 % per annum,

This global effective rate has been calculated on the basis of:

•                  A rate of 5.15 % per annum; and

•                  An Ordinary Loan to the Operating Company for a principal amount of thirty million six hundred and four thousand six hundred and ninety eight euros and sixty three cents (€ 30,604,698.63), drawn and used in its entirety on the date of signing of this agreement.

Made in Paris, on the 1st of December 2004,

In four (4) original copies.

For the Operating Company:

EURO DISNEY S.C.A.

By:
Name: Jeffrey R. Speed

For the Finance Company:

EURO DISNEYLAND S.N.C.

By:
Name: Dominique Le Bourhis

For CDC:

LA CAISSE DES DÉPÔTS ET CONSIGNATIONS

By:
Name: Jean François de Caffarelli

ANNEX I

REPAYMENT AND INTEREST PAYMENT SCHEDULES FOR ORDINARY LOANS

APPLICABLE SCHEDULE TO ORDINARY LOAN TO THE OPERATING COMPANY

CAISSE DES DEPÔTS ET CONSIGNATIONS

DIRECTION DES FONDS D’EPARGNE

REPAYMENT SCHEDULE

After prepayment up to :		10,000,000.00	euros

Contract’s number before the 2004 restructuring :		0 943 857	Ordinary Loan
after the 2004 restructuring :		1 xxx xxx	to the Operating Company
Borrower’s number :		000 123 609	EURO DISNEYLAND S.C.A.

Principal initial amount:		40,604,698.63	euros
TEG	10/01/04	5.39%
Annual facial rate before interest’s increase :		5.15%

Maturity date	Annual rate	Principal outstanding amount before maturity	Repayment	Interests	Total due on maturity
10/30/2004	5.16%	30,604,698.63	0.00	1,580,647.08	1,580,647.08
04/30/2005	5.34%	30,604,698.63	0.00	814,340.65	814,340.65
10/30/2005	5.34%	30,604,698.63	0.00	818,658.85	818,658.85
04/30/2006	5.34%	30,604,698.63	0.00	814,340.65	814,340.65
10/30/2006	5.34%	30,604,698.63	0.00	818,658.85	818,658.85
04/30/2007	5.34%	30,604,698.63	0.00	814,340.65	814,340.65
10/30/2007	5.34%	30,604,698.63	0.00	818,658.85	818,658.85
04/30/2008	5.34%	30,604,698.63	101,511.75	816,499.75	918,011.50
10/30/2008	5.34%	30,503,186.88	101,511.75	813,792.89	915,304.64
04/30/2009	5.34%	30,401,675.13	121,814.10	808,941.26	930,755.36
10/30/2009	5.34%	30,279,861.03	121,814.10	809,973.98	931,788.08
04/30/2010	5.34%	30,158,046.93	142,116.45	802,461.98	944,578.43
10/30/2010	5.34%	30,015,930.48	142,116.45	802,917.51	945,033.96
04/30/2011	5.34%	29,873,814.03	162,418.79	794,902.81	957,321.60
10/30/2011	5.34%	29,711,395.24	162,418.79	794,775.42	957,194.21
04/30/2012	5.34%	29,548,976.45	182,721.14	788,348.33	971,069.47
10/30/2012	5.34%	29,366,255.31	182,721.14	783,475.95	966,197.09
04/30/2013	5.34%	29,183,534.17	223,325.84	776,544.73	999,870.57
10/30/2013	5.34%	28,960,208.33	223,325.84	774,691.49	998,017.33
04/30/2014	5.33%	28,736,882.49	243,628.19	764,161.79	1,007,789.98
10/30/2014	5.33%	28,493,254.30	243,628.19	761,703.74	1,005,331.93
04/30/2015	5.33%	28,249,626.11	284,232.89	750,452.11	1,034,685.00
10/30/2015	5.33%	27,965,393.22	284,232.89	746,841.74	1,031,074.63
04/30/2016	5.32%	27,681,160.33	324,837.59	736,293.67	1,061,131.26
10/30/2016	5.32%	27,356,322.74	324,837.59	727,638.15	1,052,475.74
04/30/2017	5.31%	27,031,485.15	365,442.29	715,779.29	1,081,221.58
10/30/2017	5.30%	26,666,042.86	2,761,119.51	708,460.43	3,469,579.94
04/30/2018	5.30%	23,904,923.35	548,163.43	631,270.22	1,179,433.65
10/30/2018	5.28%	23,356,759.92	3,512,306.43	618,015.76	4,130,322.19
04/30/2019	5.27%	19,844,453.49	730,884.58	521,110.84	1,251,995.42
10/30/2019	5.24%	19,113,568.91	4,344,702.75	501,706.98	4,846,409.73
04/30/2020	5.20%	14,768,866.16	954,210.42	384,328.55	1,338,538.97
10/30/2020	5.15%	13,814,655.74	5,298,913.17	355,727.39	5,654,640.56
10/30/2021	5.15%	8,515,742.57	5,197,401.42	438,560.74	5,635,962.16
10/30/2022	5.15%	3,318,341.15	3,318,341.15	170,894.57	3,489,235.72

APPLICABLE SCHEDULE TO ORDINARY LOAN TO FINANCE COMPANY

CAISSE DES DEPÔTS ET CONSIGNATIONS

DIRECTION DES FONDS D’EPARGNE

REPAYMENT SCHEDULE

		TOTAL	ORDINARY LOANS

Borrower’s number :		000 123 608	EURO DISNEYLAND S.N.C.

Principal amount :		255,274,703.96	euros
Effective Global Rate on the :	10/01/04	5.60%
Annual facial rate before interest’s increase :		5.15%

Maturity date	Annual rate	Principal outstanding amount before maturity	Repayment	Interests	Total due on maturity
11/02/2004	5.37%	211,851,852.43	0.00	10,982,749.71	10,982,749.71
05/02/2005	5.54%	211,851,852.43	0.00	5,822,482.65	5,822,482.65
11/02/2005	5.54%	211,851,852.43	0.00	5,915,726.19	5,915,726.19
05/02/2006	5.54%	211,851,852.43	0.00	5,822,482.65	5,822,482.65
11/02/2006	5.54%	211,851,852.43	0.00	5,915,726.19	5,915,726.19
05/02/2007	5.54%	211,851,852.43	0.00	5,822,482.65	5,822,482.65
11/02/2007	5.54%	211,851,852.43	0.00	5,915,726.19	5,915,726.19
05/02/2008	5.54%	211,851,852.43	529,629.64	5,838,108.16	6,367,737.80
11/02/2008	5.54%	211,322,222.79	529,629.64	5,885,359.89	6,414,989.53
05/02/2009	5.54%	210,792,593.15	635,555.56	5,793,389.17	6,428,944.73
11/02/2009	5.54%	210,157,037.59	635,555.56	5,868,430.66	6,503,986.22
05/02/2010	5.54%	209,521,482.03	741,481.48	5,758,476.97	6,499,958.45
11/02/2010	5.54%	208,780,000.55	741,481.48	5,830,003.04	6,571,484.52
05/02/2011	5.54%	208,038,519.07	847,407.42	5,717,746.09	6,565,153.51
11/02/2011	5.54%	207,191,111.65	847,407.42	5,785,663.48	6,633,070.90
05/02/2012	5.54%	206,343,704.23	953,333.34	5,686,415.77	6,639,749.11
11/02/2012	5.54%	205,390,370.89	953,333.34	5,720,263.06	6,673,596.40
05/02/2013	5.54%	204,437,037.55	1,165,185.18	5,618,828.26	6,784,013.44
11/02/2013	5.54%	203,271,852.37	1,165,185.18	5,676,292.63	6,841,477.81
05/02/2014	5.54%	202,106,667.19	1,271,111.12	5,551,277.14	6,822,388.26
11/02/2014	5.54%	200,835,556.07	1,271,111.12	5,604,759.41	6,875,870.53
05/02/2015	5.53%	199,564,444.95	1,482,962.96	5,476,132.32	6,959,095.28
11/02/2015	5.53%	198,081,481.99	1,482,962.96	5,522,582.83	7,005,545.79
05/02/2016	5.53%	196,598,519.03	1,694,814.82	5,402,073.41	7,096,888.23
11/02/2016	5.52%	194,903,704.21	1,694,814.82	5,412,429.13	7,107,243.95
05/02/2017	5.52%	193,208,889.39	1,906,666.68	5,285,201.84	7,191,868.52
11/02/2017	5.50%	191,302,222.71	14,405,925.96	5,307,167.45	19,713,093.41
05/02/2018	5.50%	176,896,296.75	2,860,000.00	4,826,249.79	7,686,249.79
11/02/2018	5.48%	174,036,296.75	18,325,185.24	4,809,363.70	23,134,548.94
05/02/2019	5.47%	155,711,111.51	3,813,333.34	4,225,246.78	8,038,580.12
11/02/2019	5.44%	151,897,778.17	22,668,148.21	4,165,518.05	26,833,666.26
05/02/2020	5.41%	129,229,629.96	4,978,518.54	3,476,469.53	8,454,988.07
11/02/2020	5.35%	124,251,111.42	27,646,666.74	3,344,991.95	30,991,658.69
11/02/2021	5.35%	96,604,444.68	27,117,037.12	5,173,151.12	32,290,188.24
11/02/2022	5.35%	69,487,407.56	31,989,629.72	3,721,038.52	35,710,668.24
11/02/2023	5.35%	37,497,777.84	37,497,777.84	2,007,999.45	39,505,777.29

APPLICABLE SCHEDULE TO THE POSNC1 TRANCHE

CAISSE DES DEPÔTS ET CONSIGNATIONS

DIRECTION DES FONDS D’EPARGNE

REPAYMENT SCHEDULE

After transfer of ordinary loan amounting to :		43,425,926.22	euros

Contract’s number before the 2004 restructuring :		0 943 853	Ordinary Loan to the Finance Company
after the 2004 restructuring :		1 xxx xxx	Tranche POSNC1
Borrower’s number :		000 123 608	EURO DISNEYLAND S.N.C.

Principal initial amount before transfer :		86,848,777.74	euros
TEG	10/01/04	5.38%
Annual facial rate before interest’s increase :		5.15%

Maturity date	Annual rate	Principal outstanding amount before maturity	Repayment	Interests	Total due on maturity
11/02/2004	5.17%	43,425,926.21	0.00	2,243,488.91	2,243,488.91
05/02/2005	5.34%	43,425,926.21	0.00	1,149,365.20	1,149,365.20
11/02/2005	5.33%	43,425,926.21	0.00	1,167,746.86	1,167,746.86
05/02/2006	5.34%	43,425,926.21	0.00	1,149,365.20	1,149,365.20
11/02/2006	5.33%	43,425,926.21	0.00	1,167,746.86	1,167,746.86
05/02/2007	5.34%	43,425,926.21	0.00	1,149,365.20	1,149,365.20
11/02/2007	5.33%	43,425,926.21	0.00	1,167,746.86	1,167,746.86
05/02/2008	5.34%	43,425,926.21	108,564.82	1,152,445.55	1,261,010.37
11/02/2008	5.33%	43,317,361.39	108,564.82	1,161,756.78	1,270,321.60
05/02/2009	5.34%	43,208,796.57	130,277.78	1,143,622.25	1,273,900.03
11/02/2009	5.33%	43,078,518.79	130,277.78	1,158,411.08	1,288,688.86
05/02/2010	5.34%	42,948,241.01	151,990.74	1,136,730.72	1,288,721.46
11/02/2010	5.33%	42,796,250.27	151,990.74	1,150,825.78	1,302,816.52
05/02/2011	5.34%	42,644,259.53	173,703.71	1,128,690.59	1,302,394.30
11/02/2011	5.33%	42,470,555.82	173,703.71	1,142,073.49	1,315,777.20
05/02/2012	5.34%	42,296,852.11	195,416.67	1,122,502.14	1,317,918.81
11/02/2012	5.33%	42,101,435.44	195,416.67	1,129,167.84	1,324,584.51
05/02/2013	5.34%	41,906,018.77	238,842.59	1,109,164.57	1,348,007.16
11/02/2013	5.33%	41,667,176.18	238,842.59	1,120,484.54	1,359,327.13
05/02/2014	5.33%	41,428,333.59	260,555.56	1,095,803.34	1,356,358.90
11/02/2014	5.33%	41,167,778.03	260,555.56	1,106,337.53	1,366,893.09
05/02/2015	5.33%	40,907,222.47	303,981.48	1,080,929.67	1,384,911.15
11/02/2015	5.33%	40,603,240.99	303,981.48	1,090,076.12	1,394,057.60
05/02/2016	5.32%	40,299,259.51	347,407.41	1,066,253.09	1,413,660.50
11/02/2016	5.32%	39,951,852.10	347,407.41	1,068,282.44	1,415,689.85
05/02/2017	5.31%	39,604,444.69	390,833.34	1,043,116.51	1,433,949.85
11/02/2017	5.30%	39,213,611.35	2,952,962.98	1,047,355.69	4,000,318.67
05/02/2018	5.30%	36,260,648.37	586,250.00	952,438.30	1,538,688.30
11/02/2018	5.28%	35,674,398.37	3,756,342.62	948,971.82	4,705,314.44
05/02/2019	5.27%	31,918,055.75	781,666.67	833,657.39	1,615,324.06
11/02/2019	5.23%	31,136,389.08	4,646,574.10	821,684.01	5,468,258.11
05/02/2020	5.20%	26,489,814.98	1,020,509.27	685,614.09	1,706,123.36
11/02/2020	5.15%	25,469,305.71	5,667,083.37	659,418.42	6,326,501.79
11/02/2021	5.15%	19,802,222.34	5,558,518.56	1,019,814.45	6,578,333.01
11/02/2022	5.15%	14,243,703.78	6,557,314.86	733,550.74	7,290,865.60
11/02/2023	5.15%	7,686,388.92	7,686,388.92	395,849.03	8,082,237.95

APPLICABLE SCHEDULE TO THE POSNC2 TRANCHE

CAISSE DES DEPÔTS ET CONSIGNATIONS

DIRECTION DES FONDS D’EPARGNE

REPAYMENT SCHEDULE

Contract’s number after the 2004 restructuring :		1 xxx xxx	Ordinary loan to the Finance Company
			Tranche POSNC2
Borrower’s number :		000 123 608	EURO DISNEYLAND S.N.C.

Principal amount :		43,425,926.22	euros
TEG	10/01/04	6.32%
Annual facial rate before interest’s increase :		6.15%

Maturity date	Annual rate	Principal outstanding amount before maturity	Repayment	Interests	Total due on maturity
11/02/2004	6.17%	43,425,926.22	0.00	2,281,456.93	2,281,456.93
05/02/2005	6.34%	43,425,926.22	0.00	1,364,710.20	1,364,710.20
11/02/2005	6.33%	43,425,926.22	0.00	1,386,661.12	1,386,661.12
05/02/2006	6.34%	43,425,926.22	0.00	1,364,710.20	1,364,710.20
11/02/2006	6.33%	43,425,926.22	0.00	1,386,661.12	1,386,661.12
05/02/2007	6.34%	43,425,926.22	0.00	1,364,710.20	1,364,710.20
11/02/2007	6.33%	43,425,926.22	0.00	1,386,661.12	1,386,661.12
05/02/2008	6.34%	43,425,926.22	108,564.82	1,368,388.68	1,476,953.50
11/02/2008	6.33%	43,317,361.40	108,564.82	1,379,527.12	1,488,091.94
05/02/2009	6.34%	43,208,796.58	130,277.78	1,357,890.53	1,488,168.31
11/02/2009	6.33%	43,078,518.80	130,277.78	1,375,574.03	1,505,851.81
05/02/2010	6.34%	42,948,241.02	151,990.74	1,349,706.92	1,501,697.66
11/02/2010	6.33%	42,796,250.28	151,990.74	1,366,565.78	1,518,556.52
05/02/2011	6.34%	42,644,259.54	173,703.71	1,340,159.38	1,513,863.09
11/02/2011	6.33%	42,470,555.83	173,703.71	1,356,171.64	1,529,875.35
05/02/2012	6.34%	42,296,852.12	195,416.67	1,332,830.74	1,528,247.41
11/02/2012	6.33%	42,101,435.45	195,416.67	1,340,825.33	1,536,242.00
05/02/2013	6.34%	41,906,018.78	238,842.59	1,316,972.50	1,555,815.09
11/02/2013	6.33%	41,667,176.19	238,842.59	1,330,532.77	1,569,375,36
05/02/2014	6.33%	41,428,333.60	260,555.56	1,301,242.47	1,561,798.03
11/02/2014	6.33%	41,167,778.04	260,555.56	1,313,868.25	1,574,423.81
05/02/2015	6.33%	40,907,222.48	303,981.48	1,283,784.66	1,587,766.14
11/02/2015	6.33%	40,603,241.00	303,981.48	1,294,760.95	1,598,742.43
05/02/2016	6.32%	40,299,259.52	347,407.41	1,266,648.31	1,614,055.72
11/02/2016	6.32%	39,951,852.11	347,407.41	1,269,133.28	1,616,540.69
05/02/2017	6.31%	39,604,444.70	390,833.34	1,239,511.16	1,630,344.50
11/02/2017	6.30%	39,213,611.36	2,952,962.98	1,245,035.27	4,197,998.25
05/02/2018	6.30%	36,260,648.38	586,250.00	1,132,251.38	1,718,501.38
11/02/2018	6.28%	35,674,398.38	3,756,342.62	1,128,809.89	4,885,152.51
05/02/2019	6.27%	31,918,055.76	781,666.67	991,935.96	1,773,602.63
11/02/2019	6.23%	31,136,389.09	4,646,574.11	978,645.54	5,625,219.65
05/02/2020	6.20%	26,489,814.98	1,020,509.27	817,339.40	1,837,848.67
11/02/2020	6.15%	25,469,305.71	5,667,083.37	787,460.83	6,454,544.20
11/02/2021	6.15%	19,802,222.34	5,558,518.56	1,217,836.67	6,776,355.23
11/02/2022	6.15%	14,243,703.78	6,557,314.86	875,987.78	7,433,302.64
11/02/2023	6.15%	7,686,388.92	7,686,388.92	472,712.92	8,159,101.84

APPLICABLE SCHEDULE TO ORDINARY LOAN B TO THE FINANCE COMPANY

CAISSE DES DEPÔTS ET CONSIGNATIONS

DIRECTION DES FONDS D’EPARGNE

REPAYMENT SCHEDULE

Participating loan’s transfer up to :		125,000,000.00	euros

Contract’s number after the 2004 restructuring		1 xxx xxx	B ordinary loan to the Finance Company

Borrower’s number		000 123 608	EURO DISNEYLAND S.N.C.

Principal amount		125,000,000.00	euros
TEG	10/01/04	5.38%	Before 2nd ranking mortgage
Annual facial rater before interest’s increase		5.15%

Maturity date	Annual rate	Principal outstanding amount before maturity	Repayment	Interests	Total due on maturity
11/02/2004	5.17%	125,000,000.00	0.00	6,457,803.87	6,457,803.87
05/02/2005	5.34%	125,000,000.00	0.00	3,308,407.26	3,308,407.26
11/02/2005	5.33%	125,000,000.00	0.00	3,361,318.22	3,361,318.22
05/02/2006	5.34%	125,000,000.00	0.00	3,308,407.26	3,308,407.26
11/02/2006	5.33%	125,000,000.00	0.00	3,361,318.22	3,361,318.22
05/02/2007	5.34%	125,000,000.00	0.00	3,308,407.26	3,308,407.26
11/02/2007	5.33%	125,000,000.00	0.00	3,361,318.22	3,361,318.22
05/02/2008	5.34%	125,000,000.00	312,500.00	3,317,273.94	3,629,773.94
11/02/2008	5.33%	124,687,500.00	312,500.00	3,344,075.99	3,656,575.99
05/02/2009	5.34%	124,375,000.00	375,000.00	3,291,876.39	3,666,876.39
11/02/2009	5.33%	124,000,000.00	375,000.00	3,334,445.54	3,709,445.54
05/02/2010	5.34%	123,625,000.00	437,500.00	3,272,039.34	3,709,539.34
11/02/2010	5.33%	123,187,500.00	437,500.00	3,312,611.48	3,750,111.48
05/02/2011	5.34%	122,750,000.00	500,000.00	3,248,896.12	3,748,896.12
11/02/2011	5.33%	122,250,000.00	500,000.00	3,287,418.35	3,787,418.35
05/02/2012	5.34%	121,750,000.00	562,500.00	3,231,082.89	3,793,582.89
11/02/2012	5.33%	121,187,500.00	562,500.00	3,250,269.89	3,812,769.89
05/02/2013	5.34%	120,625,000.00	687,500.00	3,192,691.19	3,880,191.19
11/02/2013	5.33%	119,937,500.00	687,500.00	3,225,275.31	3,912,775.31
05/02/2014	5.33%	119,250,000.00	750,000.00	3,154,231.33	3,904,231.33
11/02/2014	5.33%	118,500,000.00	750,000.00	3,184,553.63	3,934,553.63
05/02/2015	5.33%	117,750,000.00	875,000.00	3,111,418.00	3,986,418.00
11/02/2015	5.33%	116,875,000.00	875,000.00	3,137,745.75	4,012,745.75
05/02/2016	5.32%	116,000,000.00	1,000,000.00	3,069,172.00	4,069,172.00
11/02/2016	5.32%	115,000,000.00	1,000,000.00	3,075,013.41	4,075,013.41
05/02/2017	5.31%	114,000,000.00	1,125,000.00	3,002,574.17	4,127,574.17
11/02/2017	5.30%	112,875,000.00	8,500,000.00	3,014,776.49	11,514,776.49
05/02/2018	5.30%	104,375,000.00	1,687,500.00	2,741,560.12	4,429,060.12
11/02/2018	5.28%	102,687,500.00	10,812,500.00	2,731,581.99	13,544,081.99
05/02/2019	5.27%	91,875,000.00	2,250,000.00	2,399,653.43	4,649,653.43
11/02/2019	5.23%	89,625,000.00	13,375,000.00	2,365,188.50	15,740,188.50
05/02/2020	5.20%	76,250,000.00	2,937,500.00	1,973,516.03	4,911,016.03
11/02/2020	5.15%	73,312,500.00	16,312,500.00	1,898,112.70	18,210,612.70
11/02/2021	5.15%	57,000,000.00	16,000,000.00	2,935,500.00	18,935,500.00
11/02/2022	5.15%	41,000,000.00	18,875,000.00	2,111,500.00	20,986,500.00
11/02/2023	5.15%	22,125,000.00	22,125,000.00	1,139,437.50	23,264,437.50